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Exhibit 5.10

Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010-3095
www.fulbright.com

May 8, 2006

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration Statement on Form S-1 relating to $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016, $250,000,000 aggregate principal amount of 8?% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 aggregate principal amount of 9?% Senior Subordinated Notes due 2012 and $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        We have acted as special counsel in the State of Texas (the "State") to Fountain Cinemas, Inc., Loews Arlington West Cinemas, Inc., Loews Deauville North Cinemas, Inc., Loews Fort Worth Cinemas, Inc., Loews Houston Cinemas, Inc., and Loews Lincoln Plaza Cinemas, Inc. (the "Texas Guarantors"), all of which are Texas corporations and indirect, wholly owned subsidiaries of AMC Entertainment Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 8, 2006 (as amended, the "Registration Statement") by the Company for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "2016 Notes"), (ii) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes"), (iii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iv) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "2011 Notes"), (v) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (vi) $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the 2016 Notes, the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") under the Securities Act of 1933, as amended (the "Act"). You have requested our opinion set forth below with respect to the guarantees of the Notes (the "Guarantees") by the Texas Guarantors listed on Exhibit A hereto.

        The 2016 Notes and related Guarantees were issued pursuant to an indenture, dated as of January 26, 2006, as supplemented by the First Supplemental Indenture, dated as of April 20, 2006 (the "2016 Notes Indenture"), among the Company, the guarantors party therein and HSBC Bank, National Association, as Trustee (the "Trustee"). The Fixed Rate Notes and the Floating Rate Notes and the related Guarantees were issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated as of December 23, 2004, a Second Supplemental Indenture, dated as of January 26, 2006, and a Third Supplemental Indenture, dated as of April 20, 2006 (the "Fixed Rate Notes Indenture" and the "Floating Rate Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2011 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 27, 1999, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, the Second Supplemental Indenture, dated as of December 23, 2004, the Third Supplemental Indenture, dated as of January 26, 2006, and the Fourth Supplemental Indenture, dated as of April 20, 2006 (the "2011 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2012 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 16, 2002, as supplemented by the First

Supplemental Indenture, dated as of December 23, 2004, the Second Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2012 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2014 Notes and the related Guarantees were issued pursuant to an indenture, dated as of February 24, 2004, as supplemented by the First Supplemental Indenture, dated as of December 23, 2004, the Second Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2014 Notes Indenture" and, together with the 2016 Notes Indenture, the Fixed Rate Notes Indenture, the Floating Rate Notes Indenture, the 2011 Notes Indenture and the 2012 Notes Indenture, the "Indentures"), among the Company, the guarantors party thereto and the Trustee.

        As such special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied, without independent verification, on representations made in the Guarantees and on the certificates of officers of the Texas Guarantors. We have examined, among other things, the following:

  (a)
  the Guarantees; and

  (b)
  certain resolutions adopted by the directors of the Texas Guarantors by unanimous written consent, as certified to us by the Secretary of the Texas Guarantors.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Texas Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

        We have further assumed that the execution and delivery of the Indentures and the Guarantees benefit, directly or indirectly, each of the Texas Guarantors.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the Guarantees of each of the Texas Guarantors have been duly authorized by all necessary corporate action of each Texas Guarantor.

        Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, liquidation, conservatorship, receivership, fraudulent or preferential conveyance, moratorium and other laws applicable to creditor's rights or the collection of debtor's obligations generally; and (ii) principles of equity which may limit the availability of certain equitable remedies (regardless of whether the application of such principles is considered in a proceeding in equity or at law, including, without limitation, specific performance).

        We express no opinions on the corporate power of the Texas Guarantors to execute the Indentures, the Guarantees or any of the other documents or instruments referred to in this opinion letter. Further, we express no enforceability opinions in this opinion letter.

        We are admitted to practice in the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than laws of the State and its political subdivisions.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein. We also hereby consent to Latham & Watkins LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

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Fulbright & Jaworski l.l.p. A Registered Limited Liability Partnership Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 www.fulbright.com